CODE OF ETHICS

                                   ADOPTED BY

                           EMERGING MARKETS PORTFOLIO

                              SOUTH ASIA PORTFOLIO







                                FEBRUARY 7, 1994
                             As Amended May 25, 1995



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     Emerging Markets Portfolio and South Asia Portfolio have adopted this Code of Ethics, pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), with respect to certain types of personal securities transactions by the officers and Trustees of the Trust which might be deemed to create possible conflicts of interest and to establish reporting requirements and enforcement procedure with respect to such transactions.

I. CODE PROVISIONS APPLICABLE ONLY TO AFFILIATED OFFICERS AND TRUSTEES OF THE TRUST.
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     A.  INCORPORATION  OF  ADVISER'S  CODE OF  ETHICS.  The  provisions  of the
Statement of Policy (the "Adviser's Code of Ethics") of Lloyd George Investment Management (Bermuda (the "Adviser"), which is attached as Appendix A hereto, are hereby incorporated herein as the Trust's Code of Ethics applicable to officers and Trustees of such Trust who are employees or affiliates of the Adviser. A violation of the Adviser's Code of Ethics by any such officer or Trustee of the Trust shall constitute a violation of the Trust's Code of Ethics.

     B. REPORTS. Officers and Trustees of the Trust who are employees of the Administrator shall file copies of the reports required by the Administrator's Code of Ethics with the Review Officer (as defined in Section I.C. of this Code). Such filings shall be deemed to be filings with the Trust under this Code of Ethics, and shall at all times be available to the Trust.

     C. REVIEW. The person designated as the review officer by the Trustees of the Trust (the "Review Officer") shall compare the reported personal securities transactions with completed and contemplated portfolio transactions of the Trust to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the Review Officer shall give such person an opportunity to supply additional explanatory material. If the Review Officer determines that a material violation of this Code has or may have occurred, he or she shall submit his or her written determination, together with the transaction report and any additional explanatory material provided by the individual, to the President of the Adviser, who shall make an independent determination of whether a material violation has occurred.

     D. SANCTIONS. If the Review Officer or the President of the Adviser finds that a material violation has occurred, he shall report the violation and any sanctions imposed by the Adviser to the Trustees of the Trust. If a securities transaction of the Review Officer or the President of the Adviser is under consideration, an alternate review officer appointed by the Trustees of the Trust, who may be a Vice President or other senior officer of the Adviser or an unaffiliated third party, shall act in all respects in the manner prescribed herein for the Review Officer or the President of the Adviser.

II.  CODE  PROVISIONS  APPLICABLE  ONLY TO  INDEPENDENT  TRUSTEES  OF THE  TRUST
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     A. DEFINITIONS.

          (1) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Application of this definition is explained in more detail in the form of report attached as Appendix B hereto.


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                                       -2-


          (2)  "Control"  shall  have the  same  meaning  as that  set  forth in
               Section 2(a)(9) of the 1940 Act. Generally, it means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

          (3) "Independent Trustee" means a Trustee of the Trust who is not an employee or affiliate of the Adviser or the Administrator.

          (4) "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

          (5)  "Security"  shall  have the  same  meaning  as that set  forth in
               Section 2(a)(36) of the 1940 Act (generally, all securities) except that it shall not include securities issued by the Government of the United States or any agency or instrumentality thereof (including all short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the 1940 Act), bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

          (6) A Security is "being considered for purchase or sale" by a Fund when a recommendation that the Trust purchase or sell the Security has been communicated by a member of the Adviser's Investment Department to an officer of the Trust.

     B. PROHIBITED PURCHASES AND SALES. No Independent Trustee of the Trust shall purchase or sell, directly or indirectly, any Security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale:

          (1)  is being considered for purchase or sale by the Trust ; or

          (2)  is being purchased or sold by the Trust.

     C. EXEMPTED TRANSACTIONS. The prohibitions of Section IIB of this Code shall not apply to:

          (1) purchases or sales effected in any account over which the Independent Trustee has no direct or indirect influence or control;

          (2) purchases or sales which are non-volitional on the part of the Independent Trustee or the Trust.

          (3) purchases which are part of an automatic dividend reinvestment plan;

          (4) purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;


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                                       -3-
          (5) purchases or sales other than those exempted in Paragraphs (1) through (4) above, (a) which will not cause the Independent Trustee to gain improperly a personal profit as a result of his relationship with the Trust or (b) which will only remotely affect the Trust because the proposed transaction would be unlikely to affect a highly institutional market, or (c) which, because of the circumstances of the proposed transaction, are not related economically to the Securities purchased or sold or to be purchased or sold by a Fund, and in each case which are previously approved by the Review Officer, which approval shall be confirmed in writing.

     D. REPORTING. Whether or not one of the exemptions listed in Section IIC hereof applies, each Independent Trustee of each Fund shall file with the Review officer a written report containing the information described below in this
Section IID with respect to each transaction in any Security in which such Independent Trustee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, if such Independent Trustee, at the time he entered into that transaction, actually knew or, in the ordinary course of fulfilling his official duties as a Trustee of the Trust should have known,1 that during the 15-day period immediately preceding or after the date of that transaction:

          (a)  such Security was or is to be purchased or sold by the Trust, or

          (b) such Security was or is being considered for purchase or sale by the Trust;

provided, however, that such Independent Trustee shall not be required to make a report with respect to any transaction effected for any account over which he does not have any direct or indirect influence or control. Each such report shall be deemed to be filed with the Trust for purposes of this Code, and may contain a statement that the report shall not be construed as an admission by the Independent Trustee that he has any direct or indirect beneficial ownership in the Security to which the report relates.

         Such report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

          (i) The date of the transaction, the title and the number of shares, and the principal amount of each Security involved;

          (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          (iii) The price at which the transaction was effected; and

          (iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

--------
(1)For example, a Trustee "should have known" that a Security was purchased, sold or considered by the Trust if such transaction was reported orally at a Board meeting attended by that Trustee or in written materials received by that Trustee, even if the Trustee does not recall having heard or read such reported information.
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                                       -4-

Any report concerning a purchase or sale prohibited under Section IIB hereof with respect to which the Independent Trustee relies upon one of the exemptions provided in Section IIC shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.

     E. REVIEW. The Review officer shall compare the reported personal securities transactions with completed and contemplated portfolio transactions of the Trust to determine whether any transaction ("Reviewable Transaction") of the type listed in Section IIB (without regard to exemptions provided by Section IIC(l) through (5)) may have occurred. If the Review Officer determines that a Reviewable Transaction may have occurred, he shall submit the pertinent information regarding the transaction to counsel for the Trust. Such counsel shall determine whether a material violation of this Code has occurred, taking into account all the exemptions provided under Section IIC. Before making any determination that a violation has occurred, such counsel shall give the person involved an opportunity to supply additional information regarding the transaction in question.

     F. SANCTIONS. If such counsel determines that a material violation of this Code has occurred, such counsel shall so advise the President of the Trust and an ad hoc committee consisting of the Independent Trustees of the Trust, other than the person whose transaction is under consideration, and such counsel shall provide the committee with a report of the matter, including any additional information supplied by such person. The committee may impose such sanctions as it deems appropriate.

III.     MISCELLANEOUS CODE PROVISIONS.
         -----------------------------

     A. AMENDMENT OR REVISION OF THE ADVISER'S CODE OF ETHICS. Any amendment or revision of the Adviser's Code of Ethics shall be deemed to be an amendment or revision of Section IA of this Code, and a copy of such amendment or revision shall be promptly furnished to the Independent Trustees of the Trust.

     B. RECORDS. The Trust shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 3la-2(f)(1) under the 1940 Act and shall be available for examination by representatives of the Securities and Exchange
Commission:

          (1) A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

          (2) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in any easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

          (3) A copy of each report made by an officer or Trustee pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

          (4) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.


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                                       -5-
     C. CONFIDENTIALITY. All reports of securities transactions and any other information filed with the Trust or furnished to any person pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the Securities and Exchange Commission.

     D. INTERPRETATION OF PROVISIONS. The Trustees of the Trust may from time to time adopt such interpretations of this Code as they deem appropriate.

     E. EFFECT OF VIOLATION OF THE CODE. In adopting Rule 17j-1 under the 1940 Act the Securities and Exchange Commission specifically noted in Investment Company Act Release No. IC-11421 that a violation of any provision of a particular code of ethics, such as this Code, would not be considered a PER SE unlawful act prohibited by the general anti-fraud provisions of the Rule. As stated in the Release:

                           "....the  Commission  believes  that such a violation
                           should and would be considered, with all the surrounding facts and circumstances, merely as one piece of evidence in determining whether, in addition to a violation of the code of ethics, a violation of the anti-fraud provisions of the Rule also has occurred."

In adopting this Code of Ethics, it is not intended that a violation of this Code is or should be considered to be a violation of Rule 17j-1.




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                                                                      Appendix A


                    LLOYD GEORGE MANAGEMENT (B.V.I.) LIMITED
                   LLOYD GEORGE MANAGEMENT (HONG KONG) LIMITED
              LLOYD GEORGE INVESTMENT MANAGEMENT (BERMUDA) LIMITED


      STATEMENT OF POLICY WITH RESPECT TO PERSONAL SECURITIES TRANSACTIONS


A.       STATEMENT OR GENERAL PRINCIPLES

     The investment managers who manage registered investment companies ("Funds") and counsel accounts as well as all other officers and employees of Lloyd George Management (Hong Kong) Limited, Lloyd George Investment Management (Bermuda) Limited, and any other subsidiary of Lloyd George Management (B.V.I.) Limited which acts as an investment adviser to investment companies or individual accounts (such investment adviser entities being referred to herein as "LGM") shall conduct themselves with integrity and dignity and act in a thoroughly ethical manner in dealings with clients, the public and fellow employees. All such persons shall have the duty at all times to place the interests of Fund shareholders and any other client first, and may not in any respect take advantage of client transactions. It is essential that we avoid not only actual but also any appearances of conflicts of interest and any abuse of an individual's position of trust and responsibility. No Statement of Policy can cover every possible circumstance, and an individual's conduct must depend ultimately upon his sense of fiduciary obligation to the Funds and our counsel clients.

     This Statement of Policy, which succeeds our Principles and Procedures which has been in effect for a number of years, is prompted by the recommendations in the Report of the Advisory Group on Personal Investing issued by the Investment Company Institute, Washington, D.C., U.S.A., in May, 1994 ("the ICI Report") and in the United States Securities and Exchange Commission Staff Report on Personal Investing by Investment Company Personnel issued in September, 1994 ("the SEC Report"). The SEC Report endorsed the ICI Report and stated that the staff expects "all funds to adopt the [Advisory Group] Report's recommendations, in whole or in substantial part, absent special circumstances."

     We believe this Statement of Policy meets the SEC staffs expectations, and is appropriate and desirable for LGM.

B. APPLICABILITY OF RESTRICTIONS AND PROCEDURES

     All officers and employees of LGM are covered by the restrictions and procedures of this Statement of Policy.

     ACCOUNTS COVERED. This Statement of Policy applies to all accounts in which the affected employee has "a direct or indirect beneficial ownership," unless the employee has no "direct or indirect influence or control" over the account. "Beneficial ownership" normally would include accounts of a spouse, minor children and relatives resident in the employee's home, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains therefrom benefits substantially equivalent to those of ownership. If questions occur in this area, they should be reviewed with the Secretary.



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                                       -2-

     When an employee has a direct or indirect beneficial interest in an account and may be considered to have a measure of influence or control over an account, the Board of Directors of LGM, on the basis of the particular facts and circumstances of the case, may determine that this Statement of Policy is not applicable to the account.

     When an employee has a measure of influence or control over an account, but not direct or indirect beneficial ownership (as defined above) therein (as for example when the employee serves as executor or trustee for someone outside his immediate family, or manages or helps to manage a charitable account), the rules set forth in this Statement of Policy will not be considered to be directly applicable, but in all transactions involving any such account the employee will be expected to conform to the spirit of these rules and specifically avoid any activity that conflicts or might appear to conflict with the interests of our clients.

C. SUBSTANTIVE RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

     1. INITIAL PUBLIC OFFERINGS AND SECONDARY PUBLIC DISTRIBUTIONS. No employee shall purchase securities of a publicly owned corporation that is making a public or private primary or secondary distribution of its securities, except in connection with the exercise of rights issued in respect of securities he or she owns. There is no objection to purchase at open market prices (provided, of course, that a client is not buying or selling at the same time), but the purchase of securities (other than securities of registered investment companies) offered at a fixed public price by underwriters or a selling group is prohibited. The reason for this rule is that it precludes the appearance that an employee has used our client's market stature as a means of obtaining for himself or herself "hot" issues which would otherwise not be offered to him or her. Any realization of short-term profits may create at least the appearance that an investment opportunity that should have been available to a fund or counsel account was diverted to the personal benefit of an individual employee of this firm.

     2. PRIVATE PLACEMENTS. An employee must obtain express prior approval of the President of LGM of any acquisition of securities in a private placement. Any prior approval should take into account, among other factors, whether the investment opportunity should be reserved for a fund and its shareholders or other client, and whether the opportunity is being offered to an individual by virtue of his or her position with the investment adviser. Employees who have been authorized to acquire securities in a private placement shall disclose that investment when they play a part in any investment company or other client's subsequent consideration of an investment in the issuer. In such circumstances the fund or other client's decision to purchase securities of the issuer should be subject to review by investment personnel with no personal interest in the issuer.

     3. BLACKOUT PERIODS. No employee shall exercise a securities transaction on a day during which any fund or counsel account in the LGM complex has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn. No portfolio manager shall buy or sell a security within seven calendar days before or after a fund or other client whose account he or she manages trades in that security.

     De minimis exceptions from blackout periods may be made by the President of LGM, p.e., for transactions involving a small number of shares of a company with a very large market capitalization and high average daily trading volume. These exceptions can be handled on a case-by-case basis by the President of LGM in the preclearance review described under Compliance Procedures. A blackout period does not apply to a transaction in a type of security which does not have to be reported under "Records of Securities Transactions" below.


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                                       -3-

     4. SECURITIES RECOMMENDED BY A MEMBER OF THE INVESTMENT DEPARTMENT. Each employee of the firm who makes a recommendation as to whether a security shall be purchased, sold or held in the account of a fund or client shall fully apprise the President of LGM of any "direct or indirect beneficial ownership" (as defined under "Accounts Covered" above) which he or she may have in such security.

     5. SECURITIES OF BROKER-DEALERS AND INVESTMENT BANKERS. No employee of the firm may purchase any security issued by or have a financial interest in a company which derives significant income from stock brokerage or investment banking. For example, purchases of securities of firms such as Merrill Lynch would be prohibited, since that firm derives a significant percentage of its income from brokerage activities, whereas a purchase of CIGNA Corp., for example, would not be precluded solely because it derives some revenues from that source.

     6. SHORT SALES AND OPTIONS. Short sales and buying, selling or exercising put or call options or combinations thereof of securities held by a fund or other client or being considered for purchase by a fund or other client are prohibited. It should be noted, for example, that an exercise of an option or the covering of a short sale could conflict with current trading for clients.

     7. SHORT-TERM TRADING PROFITS. Short-term trading, i.e., profiting in the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 calendar days, is highly discouraged. We believe that excessive short-term trading by employees may increase the risk of conflicts of interest, may in some cases affect an individual's investment judgment, and may in some instances divert an individual's attention from the best interests of our funds and other clients. As all employees must preclear their sales as well as purchases with the President, the discouragement can be applied in every appropriate instance. Where one or both sides of a short-term trade have not been pre-cleared there is presumably already a violation and the whole matter should be handled under the Sanction section, with disgorgement of profits being only one alternative available to the President of LGM.

     8. MARGIN ACCOUNTS. If an employee maintains a margin account, his or her securities could be sold involuntarily to cover the margin at a time when the same security was being traded for a fund or other client. Caution should therefore be exercised in the use of margin accounts.

     9. TRANSACTIONS OF CERTAIN AFFILIATED PERSONS. Pursuant to Section 17 of the Investment Company Act of 1940, the registration statements of the Funds provide that the fund shall not purchase or retain in its portfolio any securities issued by an issuer any of whose officers, directors or security holders is an officer or director of the fund, or is an officer or director of the investment adviser of the fund, if after the purchase of the securities of such issuer by the fund one or more of such persons owns beneficially more than 1/2 of 1% of the shares or other securities, or both, of such issuer, and such persons owning more than 1/2 of 1% of such shares or other securities together own beneficially more than 5% of such shares or securities, or both. In view of the foregoing, your attention is directed to Note 1 to the form of Report of Securities Transaction attached hereto, which note calls for a special report of any such holding. To avoid any possibility of an inadvertent violation of this provision, holdings exceeding 1/2 of 1% of the shares or other securities of any publicly-owned issuers are discouraged.

     10. GIFTS. Employees shall not accept gifts of a value in excess of $100 from any person or entity that does business with or on behalf of an LGM Fund or counsel account.


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                                       -4-

     11. SERVICE AS A DIRECTOR. No employee shall serve on the board of directors of a publicly traded company, absent prior authorization based upon a determination by the President of LGM that the board service would be consistent with the interests of the fund and its shareholders which may have an investment in such public company. In the relatively small number of instances in which board service may be authorized, employees serving as directors should be isolated from those making investment decisions through "Chinese Wall" or other procedures.

D. COMPLIANCE PROCEDURES

     1. PRECLEARANCE. Preclearance must be sought from the President of LGM by all employees. The period for which the preclearance remains valid shall be set by the President of LGM at the time of preclearance but for a maximum of seven days. Employees should not expect to receive approval to buy or sell shares or otherwise deal in any markets in which LGM is active for its clients. This position virtually excludes all Asian stock markets. No clearance need be sought for a transaction in a type of security which does not have to be reported under "Records of Securities Transactions" below.

     2.  RECORDS  OF  SECURITIES  TRANSACTIONS.  Each  employee  must file every quarter with the President of LGM a report, the form of which is attached hereto, reporting all transactions and securities during the prior quarter in accounts covered by this Statement of Policy (see "Accounts Covered"). Transactions encompass sales, purchases and other acquisitions or dispositions including gifts and exercise of conversion rights or subscription rights. The report is due ten days after the end of each calendar quarter. Copies of all brokerage statements may be attached to an employee signed report in lieu of a listing of transactions. The report must be filed with the President of LGM even if there were no reportable transactions during the prior calendar quarter, in which case the employee should state on the report form that there were no such transactions. No transactions need be reported in (i) direct obligations of the United States government, (ii) commercial paper maturing in under one year, or
(iii) transactions in shares of any registered investment company.

     The quarterly report is designed to comply with the requirements of the SEC under the Investment Company Act of 1940 and the Investment Advisers Act of 1940. The reports are available for inspection by the SEC at any time, and are part of the review by members of the SEC staff in their regular (approximately annual) surprise inspections.

     It should be noted that the quarterly report required by this Statement of Policy is separate and distinct from, and not in lieu of, any responsibilities to make prompt filings of reports with the SEC, including or with respect to acquisitions and dispositions of securities (including options) (pursuant to Section 16(a) of the Securities Exchange Act of 1934).

     3. FILING OF BROKER/DEALER REPORTS. Each employee shall cause all his or her broker/dealer firms to send, as soon as they are prepared, copies of all confirmations of securities transactions and of all monthly, quarterly and annual statements of his or her accounts to the President of LGM.

     4. DISCLOSURE OF PERSONAL HOLDINGS. All employees shall submit to the President of LGM a current statement of his or her securities holdings (see "Accounts Covered") at the time of initial employment and annually thereafter on or before January 20 of each year. Disclosure can be limited to the name of the security and, in the case of equities, whether the number of shares was more or less than 1,000; and, in the case of fixed income securities, whether their value was more or less than $100,000. This statement need not include holdings in a type of security which does not have to be reported under "Records of Securities Transactions" above.

     5. POST-TRADE MONITORING. The quarterly reporting requirement, the receipt of brokerage confirmations and account statements and the submission of time of employment and annual statements should adequately provide for post-trade monitoring by the President of LGM. In addition, employees shall submit to the President of LGM such additional information as he may reasonably request in carrying out the provisions and the spirit of this Statement of Policy.

     6. CERTIFICATION OF COMPLIANCE WITH STATEMENT OF POLICY. All employees shall certify annually that they have read and understand the Statement of Policy and recognize that they are subject thereto. Further, all employees shall certify annually that they have complied with the requirements of the Statement of Policy and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Statement.

     7. REVIEW BY THE BOARD OR DIRECTORS. LGM shall prepare an annual report to the Trustees of the Funds that

     o summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year;

     o identifies any violations of the Statement of Policy during the past year; and

     o    identifies  any  recommended  changes  in  existing   restrictions  or
          procedures based upon the investment company's experience under its code of ethics, evolving industry practices, or developments in applicable laws or regulations.

     The Trustees shall review any violations of the Statement of Policy as identified in the report and any recommended changes in existing restrictions and procedures. They should then take such action, if any, as they may deem appropriate.

E. ADDITIONAL DISCLOSURE

     There will be disclosure in the funds' prospectuses or in their statements of additional information as to whether employees are permitted to engage in personal securities transactions and, if so, subject to what general restrictions and procedures.

F. SANCTIONS.

     Careful adherence to this Statement of Policy is one of the basic conditions of employment of every affected employee. Any employee violating any provision of this Statement of Policy shall be subject to sanction, including but not limited to suspension or termination of employment, censure or disgorgement of profits, at the determination of the President of LGM.



                                        LLOYD GEORGE MANAGEMENT (B.V.I.) LIMITED